SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                           ---------------------------

                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) of the

                         SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): March 7, 1997


                           VIMRx Pharmaceuticals Inc.
               (Exact name of registrant as specified in charter)


     Delaware                      0-19153                     06-1192468
 (State or other juris-          (Commission                  (IRS Employer
  diction of incorp-             File Number)              Identification No.)
      oration)


  2751 Centerville Road, Wilmington, Delaware                         19808
    (Address of principal executive offices)                         (Zip code)


       Registrant's telephone number, including area code: (302) 998-1734


                                 Not applicable
          (Former name or former address, if changed since last report)






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         Item 5.  Other Events.

                  On March 7, 1997, VIMRx Pharmaceuticals Inc. ("VIMRx") entered into a research agreement with Columbia University ("Columbia") whereby VIMRx, through a newly established subsidiary, VIMRx Genomics, Inc. ("Genomics"), 90%-owned by VIMRx and 10%-owned by Columbia, will provide $30 million in funding over a five-year period to the Columbia Genome Center established by Columbia, with $4.7 million to be paid during the first year in quarterly installments. In exchange, Genomics will receive an exclusive license to develop, manufacture, use, sell or market products resulting from any invention or research product developed by the Columbia Genome Center and funded under the agreement relating to the discovery, mapping, sequencing or validation of disease-related genes. Following an initial five-year term, the agreement automatically will renew for successive two-year terms and, in the absence of an agreement to the contrary, the amount of funding will be increased at a rate of 9% for every additional year. The agreement is terminable by either Columbia or Genomics during the initial five-year term upon six months notice, but in no event earlier than September 7, 1999. Under the agreement, VIMRx agreed to issue 200,000 shares of VIMRx's Common Stock to Columbia and granted Columbia "piggyback" registration rights with respect thereto during the period April 1, 1997 to April 1, 1999.

                  The Columbia Genome Center (the "Center") is devoted to mapping, sequencing, gene discovery and technology development on the genomes of human and selected model organisms. The Center evolved from the work of a group at Columbia under the joint direction of Drs. I.S. Edelman and A. Efstratiadis over the last five years. This group has advanced the technology used in fine mapping of human chromosomes, generated a detailed cosmid-based map of human chromosome 13, fabricated highly representative normalized human cDNA libraries and contributed significantly to gene discovery, e.g., the Cu-transport protein of Wilson's Disease. The Center is building on this base to develop a comprehensive genome center operating at the forefront of this field. Integrated genomic mapping and sequencing is used to facilitate gene discovery and gene therapy strategies in collaboration with laboratories throughout the University.

                  Investigators at the Center have been involved in the localization and identification of novel human genes associated with genetically based diseases, including cancer, late-onset Alzheimer's Disease, epilepsy, manic-depressive disorder and glaucoma. VIMRx's management believes the collaboration with Columbia may also provide synergistic opportunities for the OligozymeTM technology owned by Innovir Laboratories Inc., VIMRx's approximately 68%-owned subsidiary. As the Center provides access to proprietary gene sequences implicated in disease processes, the Oligozyme technology may aid in understanding the function of such genes and potentially lead to the development of new diagnostic and therapeutic compounds.



                  To enhance the commercial potential of the collaboration, VIMRx intends to seek technology partnerships with pharmaceutical and/or diagnostic companies and to solicit equity investments in Genomics from potential technology partners and other investors.

                  Eric A. Rose, M.D., a director of VIMRx, is a Surgeon-In-Chief at Columbia Presbyterian Medical Center in New York, an affiliate of Columbia, and has served as Chairman of the Department of Surgery at the College of Physicians and Surgeons of Columbia since 1994 and as a Director of the Division of Cardiothoracic Surgery of the Department since 1990. Michael Weiner, M.D., a director of the Company, is the Hellinger Professor of Clinical Pediatrics at Columbia's College of Physicians and Surgeons and is an attending physician at Columbia Presbyterian Medical Center.

         Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.



                  (c) Exhibits.


                          10.18 Research Agreement dated as of March 7, 1997 between VIMRx and The Trustees of Columbia University in the City of New York, and VIMRx Genomics, Inc.

                                                              SIGNATURE


                           Pursuant  to  the   requirements  of  the  Securities
         Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                VIMRx PHARMACEUTICALS INC.
                                                (Registrant)



                                                  By:   /s/ Francis M. O'Connell
                                                        Francis M. O'Connell
                                                        Chief Financial Officer

         Dated:  March 20, 1997

                                  EXHIBIT INDEX

                                                                         Page
     10.18 Research Agreement dated as of March 7, 1997 between the Registrant and The Trustees of Columbia University in the
             City    of    New    York,     and    VIMRx     Genomics,
             Inc.......................................................    6


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